AMICUS THERAPEUTICS, inc.

NON-STATUTORY STOCK OPTION AGREEMENT

    This NON-STATUTORY STOCK OPTION AGREEMENT, dated as of [ ] (this “Agreement”), is between AMICUS THERAPEUTICS, INC., a Delaware corporation (the “Company”), and [ ] (the “Optionee”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Company's Amended and Restated 2007 Equity Incentive Plan (as amended, the “Plan”), a copy of which is available in the Optionee’s on-line account.

    1.    Grant of Option. Pursuant to the Plan, the Company grants to the Optionee an option (the “Option”) to purchase from the Company [ ] shares, subject to adjustment pursuant to Section 8 of the Plan, of the Company's common stock, $.01 par value per share, at a price of $[ ]per share (the “Option Shares”). The Option is granted as of [ ] (the “Grant Date”).

    2.    Character of Option. The Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

    3.    Duration of Option. Unless subject to earlier expiration or termination pursuant to the terms of the Plan or pursuant to Section 5 below, the Option shall expire on the ten-year anniversary of the Grant Date.

4.    Exercise of Option.  The Option may be exercised, at any time and from time to time until its expiration or termination, for any or all of those Option Shares in respect of which the Option shall have become exercisable, in accordance with the provisions set forth below in this Section 4 and in the manner provided for in the Plan. [Insert Description of Vesting.] Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Section 4, (A) the exercisability of the Option shall, as provided in Section 8.2 of the Plan, be automatically Accelerated under certain circumstances specified in Section 8.2 of the Plan, including, without limitation, upon the occurrence of a Change of Control and (B) the exercisability of the Option may, as provided in Section 7.1(d) of the Plan, at any time be Accelerated in the discretion of the Committee.
5.    Effect of Termination of Board Member Relationship. Subject to Section 7.1(e) of the Plan, if the Optionee ceases to be a director of the Company, for any reason or no reason, then the Option shall cease to be exercisable in any respect not later than ninety (90) days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event (after giving effect to any Acceleration that may be applicable to the Option). Notwithstanding the foregoing to the extent that the Optionee’s service as a director of the Company ceases due to the Optionee's death, Disability, or Retirement, any unvested Options held by the Optionee shall continue to vest until the second anniversary of such cessation of service, and all of the Optionee's vested Options (including those that vest pursuant to the preceding clause) shall remain exercisable until the earlier of the (i) the 4th anniversary of the date of such cessation of service, and (ii) the original expiration date of the term of the Option.

    6.    Transfer of Option. Other than as expressly permitted by the provisions of Section 7.1(f) of the Plan, the Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee.

    7.    Incorporation of Plan Terms. The Option is granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company's obligation to deliver Option Shares upon exercise set forth in Section 9.1 (Violation of Law), Section 9.2 (Corporate Restrictions on Rights in Stock), Section 9.3 (Investment Representations) and Section 9.7 (Tax Withholding).

    8.    Deemed Acceptance. The Optionee hereby acknowledges that the Option granted under this Agreement is subject to and bound by the terms of this Agreement. A failure to affirmatively reject this award within [ ] following the Grant Date shall result in the automatic acceptance of the Option under the terms of this Agreement.

    9.    Consent to Electronic Delivery. The Optionee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Optionee a paper copy of any document also delivered to the Optionee electronically. The authorization described in this paragraph may be revoked by the Optionee at any time by written notice to the Company.

    10.    Miscellaneous.

(a)This Agreement shall be construed and enforced in accordance with the internal, substantive laws of The State of New Jersey, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

(b)This Agreement, together with the Plan, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature.

(c)Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.